Exhibit 10.1

ADDENDUM TO EXECUTIVE EMPLOYMENT AND SEVERANCE AGREEMENT

THIS FIRST ADDENDUM TO EXECUTIVE EMPLOYMENT AND SEVERANCE AGREEMENT (this “First Addendum”) is entered into on          , 2022, by and between Whiting Petroleum Corporation, a Delaware corporation (the “Company”), and Charles J. Rimer (“Executive”). Capitalized terms used in this First Addendum but not otherwise defined in this First Addendum shall have the respective meanings assigned to such terms in the Employment Agreement (as defined below).

WHEREAS, the Company and Executive have heretofore entered into that certain Executive Employment and Severance Agreement, effective as of February 2, 2021 (the “Employment Agreement”); and

WHEREAS, the Company, Oasis Petroleum Inc., a Delaware corporation (“Oasis”), Ohm Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Oasis (“Merger Sub”), and New Ohm LLC, a Delaware limited liability company and a wholly owned subsidiary of Oasis (“LLC Sub”) have entered into that certain Agreement and Plan of Merger, dated March 7, 2021 (the “Merger Agreement”) pursuant to which, among other things, (i) Merger Sub will merge with and into the Company, with the Company continuing as the surviving company and, following such merger, (ii) the surviving company will merge with and into LLC Sub, with LLC Sub surviving as a direct and wholly owned subsidiary of Oasis;

WHEREAS, the Company and Executive desire to enter into this First Addendum to amend the terms of the Employment Agreement in connection with the closing of the transactions contemplated by the Merger Agreement (collectively, the “Transactions”) and in accordance with Section 22 of the Employment Agreement; and

WHEREAS, the Company is permitted to enter into this First Addendum in accordance with Section 6.1(b)(ix) of the Firefly Disclosure Letter to the Merger Agreement;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Company and Executive agrees as follows, effective as of and conditioned upon the closing of the Transactions (the “First Addendum Effective Date”):

1.            Executive hereby agrees that he will not exercise his right to terminate employment for Good Reason pursuant to the Employment Agreement that would otherwise be triggered solely as a result of the closing of the Transactions (the “Closing”) and his commencing employment with Oasis or a subsidiary of Oasis. For the avoidance of doubt, Executive does not waive his right to terminate employment for Good Reason with respect to actions taken by Oasis or any of its subsidiaries following the Closing in violation of this First Addendum or the Employment Agreement.

2.            On the earlier of (a) December 31, 2023, (b) the date mutually agreed between Executive and Oasis for Executive’s resignation, or (c) the date Executive’s employment is terminated (i) by Oasis without Cause, (ii) by Executive as a result of Good Reason (for actions taken by Oasis or any of its subsidiaries following the Closing in violation of this First Addendum or the Employment Agreement) or (iii) as a result of Executive’s death or Disability, Executive’s employment will terminate and Oasis will pay or provide the severance payments and benefits provided pursuant to Sections 5(b) and 5(c) of the Employment Agreement and any then-outstanding unvested equity awards held by Executive will become fully vested as of such date.

3.            If Executive is alleging a termination for Good Reason as a result of a condition or circumstance that occurs during the period from the date of the Closing until December 31, 2023, then, notwithstanding anything in the Employment Agreement to the contrary, the Executive must provide written notice to Whiting by the later of December 31, 2022 and the date that is three months following the date of the initial occurrence of the condition giving rise to Good Reason.

4.            Executive and the Company acknowledge and agree that, in the event that the Merger Agreement is terminated in accordance with its terms prior to the Closing, this First Addendum shall terminate and be null and void ab initio and of no further force or effect.

5.            Executive and the Company acknowledge and agree that this First Addendum constitutes the prior written consent of each of the Company and Executive and fulfills the requirements of an amendment contemplated by Section 22 of the Employment Agreement. Upon the effectiveness of this First Addendum, each reference in the Employment Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of similar import shall mean and be a reference to the Employment Agreement as modified by this First Addendum. Except as otherwise expressly set forth in this First Addendum, all other terms and conditions of the Employment Agreement remain in full force and effect without modification. This First Addendum shall be governed by all provisions of the Employment Agreement, unless the context otherwise requires, including all provisions concerning construction, enforcement, notices and choice of law. To the extent a conflict arises between the terms of the Employment Agreement and this First Addendum, the terms of this First Addendum will prevail.

6.            This First Addendum may be executed in one or more counterparts (including by means of signature pages delivered by facsimile transmission or electronic mail) (including being delivered by means of a facsimile or portable document format (*.pdf)), each of which will be deemed an original and all of which, when taken together, will constitute one valid and binding agreement effective when one or more such counterparts have been signed by each of Executive and the Company and delivered to the other party hereto. Facsimile or scanned and emailed transmission of any signed original document or retransmission of any signed facsimile or scanned and emailed transmission will be deemed the same as delivery of an original. At the request of Executive or the Company, the parties hereto will confirm facsimile or scanned and emailed transmission by signing a duplicate original document.

[Remainder of Page Intentionally Blank;

Signature Page Follows]

IN WITNESS WHEREOF, Executive and the Company each have caused this First Addendum to be executed and effective as of the First Addendum Effective Date.

WHITING PETROLEUM CORPORATION

By:
Name:
Title:

EXECUTIVE

Charles J. Rimer

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